UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.   )

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

U.S. Bancorp

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act rules 14a6(i)(1) and 0-11

Supplement to the Proxy Statement for the Annual Meeting of Shareholders of U.S. Bancorp to be held on April 15, 2025

This proxy statement supplement (the Supplement), dated March 25, 2025, provides updated information with respect to the 2025 annual meeting of shareholders (the Annual Meeting) of U.S. Bancorp (the Company) to be held on Tuesday, April 15, 2025, at 11:00 a.m., central time.

This Supplement is being filed with the U.S. Securities and Exchange Commission and is being made available to the shareholders of the Company on or about March 25, 2025. Except as described in this Supplement, the information provided in the definitive proxy statement filed by the Company with the SEC on March 5, 2025 (as supplemented, the Proxy Statement), continues to apply. To the extent the information in this Supplement differs from or updates information in the Proxy Statement, our shareholders should rely on the information contained in this Supplement. You should read the entire Proxy Statement, this Supplement (which contains important information that supplements and updates the Proxy Statement), and any additional proxy materials carefully before voting your shares.

Withdrawal of nominee for director

As described in our Current Report on Form 8-K filed with the SEC on March 25, 2025, Kimberly J. Harris, a nominee for re-election as director, informed the Company’s Board of Directors of her decision to resign from Board, effective March 24, 2025, and not stand for re-election at the Annual Meeting. As a result, Ms. Harris is no longer a director nominee for election at the Annual Meeting. Ms. Harris’s resignation was for personal reasons to focus on her health and recovery from a recent medical issue and not due to any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

In connection with Ms. Harris’s resignation, on March 24, 2025 the Board appointed Richard P. McKenney to succeed Ms. Harris as Chair of the Board’s Governance Committee. The Board also reduced the size of the Board to 14 members, effective immediately, and to further reduce the size of the Board to 13 members, effective immediately prior to the Company’s Annual Meeting to be held on April 15, 2025, due to Scott W. Wine’s decision to retire from the Board after 10 years of dedicated service and not stand for re-election at the Annual Meeting, as described in the Proxy Statement.

Taking into account Ms. Harris’s resignation from the Board, the following reflects updated information about our 13 director nominees for election at the Annual Meeting:

▶	11 of 13 director nominees (85%) are independent;

▶	6 director nominees have 6-10 years of service;

▶	the average tenure of director nominees is 5.2 years;

▶

6 director nominees have CEO experience; 3 director nominees have community or sustainability leadership experience; 1 director nominee has other regulated industry experience; and 10 director nominees have risk management experience; and

▶	the average age of director nominees is 61.3 years.

Voting matters

If you have already returned your proxy or provided voting instructions, you do not need to take any action unless you wish to change your vote. Proxies already returned by stockholders will remain valid and, except for votes on the re-election of Ms. Harris, will be voted as directed at the Annual Meeting unless revoked. Proxies and voting instructions received in respect of the re-election of Ms. Harris will be disregarded, but will continue to be voted as directed or otherwise as set forth in the proxy card or voting instruction form and described in the Proxy Statement with respect to all other matters properly brought before the Annual Meeting.

If you have not yet returned your proxy card or submitted your voting instructions, please complete and return the proxy card or submit voting instructions, disregarding Ms. Harris’s name as a nominee for election as a director.

Due to the reduction in the size of the Board, the Board will not have a vacancy at the Annual Meeting and shareholders will vote to elect all 13 members of the Board at the Annual Meeting.

Supplement to U.S. Bancorp 2025 Proxy Statement	1

None of the other items to be acted upon at the Annual Meeting, which are described in the Proxy Statement, are affected by this Supplement. The shares represented by proxy cards returned or voting instructions submitted before the Annual Meeting will be voted with respect to all other matters properly brought before the Annual Meeting as instructed on the proxy card or pursuant to the voting instructions. Information about how to vote your shares is available in the Proxy Statement.

By Order of the Board of Directors

Kathryn V. Purdom

Deputy General Counsel and Corporate Secretary

March 25, 2025

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on April 15, 2025: Our Proxy Statement and 2024 Annual Report are available at www.proxyvote.com. This Supplement is being made available online at the same location on or about March 25, 2025.

2	Supplement to U.S. Bancorp 2025 Proxy Statement